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                                                                    EXHIBIT 5.1

                  [Brobeck Phleger & Harrison LLP Letterhead]


                                  June 7, 1996


Cisco Systems, Inc.
170 West Tasman Drive
San Jose, CA 95134

        Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-4 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of certain shares of Common Stock (the "Shares") of Cisco Systems, Inc. (the "Company") to be issued to the stockholders of StrataCom, Inc. ("StrataCom") in connection with a merger pursuant to which StrataCom would become a wholly-owned subsidiary of the Company. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares.

        It is our opinion that, when issued in the manner referred to in the Registration Statement and in accordance with resolutions adopted by the Board of Directors of the Company, such Shares will be legally and validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name whenever appearing in the Registration Statement and any amendment thereto.

                                        Very truly yours,



                                        /s/ Brobeck, Phleger & Harrison LLP
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                                        BROBECK, PHLEGER & HARRISON LLP